Exhibit 10.18

Form of 2025 Performance-Vested Restricted Stock Unit Agreement

This Performance-Vested Restricted Stock Unit Agreement (this “Agreement”) is made as of the 3rd day of January, 2025 (the “Grant Date”) by and between ATI Inc., a Delaware company (the “Company”), and ________ (the “Participant”).

WHEREAS, the Company sponsors and maintains the Allegheny Technologies Incorporated 2022 Incentive Plan (the “Incentive Plan”);

WHEREAS, the Company desires to encourage the Participant to remain an employee of the Company and, during such employment, to contribute substantially to the financial performance of the Company;
WHEREAS, to provide that incentive, the Company awarded the Participant the number of performance-vested restricted stock units (singular “PSU” and plural “PSUs”) shown below, related to the common stock of the Company, $0.10 par value per share (“Common Stock”), subject to the terms and conditions of this Agreement, including restrictive covenants, set forth herein;

WHEREAS, the PSUs are subject to the Company’s attainment of the performance requirements set forth in Section 3 of this Agreement (the “Performance Goals”) and the Participant’s ongoing employment by the Company until the end of the Performance Period, except as otherwise provided herein;

WHEREAS, the Company and the Participant desire to evidence the award of the PSUs and the terms and conditions applicable thereto in this Agreement; and
WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Incentive Plan.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, including the Restrictive Covenants set forth in Section 11 of this Agreement, and intending to be legally bound, the Company and the Participant agree as follows:

1.Grant of PSUs. The Company hereby grants to the Participant a target amount of _____ PSUs (subject to adjustment as provided in Section 3(d) of the Incentive Plan) as of the Grant Date. The target amount of PSUs represents the right to receive an equivalent number of Shares upon the achievement of the Performance Goals referenced in Section 3 below at the target level of achievement set forth herein, subject to the terms and conditions set forth in this Agreement and the Incentive Plan. The actual number of Shares in respect of the PSUs that become earned and vested shall be determined based on the level of achievement of the Performance Goals, as determined by the Committee in accordance with Section 3 below (or Section 7(a), upon a Change in Control), except as otherwise provided herein.

2. Performance Period. The overall “Performance Period” for the PSUs shall be the period commencing on January 1, 2025 and ending on December 31, 2027, and which shall consist of four individual independent performance measurement periods (each a “Measurement Period”) commencing on January 1, 2025 and ending on each of June 30, 2026, December 31, 2026, June 30, 2027, and December 31, 2027.

(3) Performance Goals and Payment of PSUs

The PSUs may be earned based on the achievement of the Performance Goals measured over each Measurement Period within the Performance Period as described below (except as otherwise provided in Section 7(a) below upon a Change in Control) and subject to the Participant’s continuous employment with the Company through the conclusion of the Performance Period, except as otherwise provided in Section 4 of this Agreement. As indicated in the table below, a portion of the target amount of PSUs is allocated to, and may be earned with respect to performance for, each individual independent Measurement Period:

Measurement Period Ending:	% of Target Allocated
June 30, 2026 (first 18 months)	20%
December 31, 2026 (first 24 months)	20%
June 30, 2027 (first 30 months)	30%
December 31, 2027 (full 36 months)	30%

(a) The number of PSUs that become earned and vested under this Agreement shall be determined in accordance with the schedule below based on the Company’s Total Shareholder Return (“TSR”) during each Measurement Period within the Performance Period (determined as set forth on Appendix A hereto), as compared to that of the TSR Peer Group set forth on Appendix A hereto and calculated in accordance with the methodology set forth on Appendix A hereto, with the payout percentage applied to the portion of the PSUs allocated to each Measurement Period.

Percentile Performance Payout (percentage of Target)
In each Measurement Period of PSUs allocated to Measurement Period

Threshold: 30th 50%
Target: 50th 100%
Maximum: 80th or more 200%

If achievement with respect to TSR occurs at a level between the above Threshold and Target levels of achievement, or between the Target and Maximum levels of achievement, then the percentage of the payout that becomes earned and vested shall be interpolated between the percentages set forth in the table above on a straight-line basis. Notwithstanding the foregoing, in the event that the TSR for the three-year Performance Period ending December 31, 2027 is negative, then total payout for the Performance

Period may not exceed 100%. No achievement or payout is earned for TSR performance below Threshold at the completion of a Measurement Period.

(b) As soon as administratively practicable following the end of the Performance Period, the Committee shall determine the TSR achieved by the Company for each individual independent Measurement Period and during the Performance Period and the resulting extent to which the PSUs have been earned during the Performance Period, calculated as the sum of all PSUs allocated to and earned with respect to each Measurement Period, with such total reduced by the limit on the total payout if TSR was negative for the Performance Period.

4. Termination of Service Prior to the End of the Performance Period. Except as otherwise provided in this Section 4, if, prior to the end of the Performance Period, the Participant experiences a Termination of Service, whether initiated by either party and for any reason, all rights of the Participant to the PSUs shall terminate immediately and be forfeited in their entirety without compensation to the Participant, without regard to performance during any Measurement Period, and the forfeited PSUs shall be canceled without further action required by the Company or otherwise.

(a) Termination of Service Due to Death or Disability Prior to a Change in Control. If, during the Performance Period and prior to a Change in Control, the Participant experiences a Termination of Service due to the Participant’s death or Disability (as defined in Appendix B), then the PSUs shall be deemed to have been earned by the Participant in the target amount set forth in Section 1 hereof, all rights of the Participant with respect to such target amount of PSUs shall become immediately vested as of the date of such Termination of Service, and the Shares with respect thereto shall be delivered as soon as reasonably practicable (and in no event later than thirty (30) days) following the date of such Termination of Service, provided that, prior to the delivery date, the Participant does not breach any of the restrictive covenants set forth herein. Notwithstanding the foregoing, if the Participant experiences a Termination of Service due to Disability (other than during the two (2)-year period following a Section 409A CIC) and the Participant is (or during the Performance Period would be) Retirement eligible (without regard to any consent requirement), such Shares shall be delivered on the Scheduled Settlement Date (as defined in Section 5), provided that, prior to the delivery date, the Participant does not breach any of the restrictive covenants set forth herein.

(b) Termination of Service Due to Retirement or Attainment of Specified Age and Years of Service Prior to a Change in Control. If, during the Performance Period and prior to a Change in Control, the Participant experiences a Termination of Service due to the Participant’s Retirement (as defined in Appendix B), then if the effective date of such Retirement is (i) prior to the nine month anniversary of the Grant Date, all rights of the Participant to the PSUs shall terminate immediately and be forfeited in their entirety, without compensation to the Participant, and the forfeited PSUs shall be canceled without further action required by the Company or otherwise, or (ii) on or following the nine month anniversary of the Grant Date, then the continued service requirement shall lapse and the number of vested shares shall equal the number of Shares underlying the PSUs that would be earned based on the level of achievement of the TSR as determined by the

Committee, with the resulting number of vested Shares to be delivered on the Scheduled Settlement Date, provided that, prior to the delivery date, the Participant does not breach any of the restrictive covenants set forth herein. If, during the Performance Period and prior to a Change in Control, the Participant experiences a Termination of Service at or after attainment of age 55 with five years of credited employment with the Company after providing no less than six months advance written notice to the Company (unless and to the extent such notice is waived by the Company), and does not otherwise qualify for Retirement, and such Termination of Service is (i) prior to the nine month anniversary of the Grant Date, all rights of the Participant to the PSUs shall terminate immediately and be forfeited in their entirety, without compensation to the Participant, and the forfeited PSUs shall be canceled without further action required by the Company or otherwise, or (ii) on or following the nine month anniversary of the Grant Date, then the continued service requirement shall lapse and the number of vested Shares shall equal the product of (i) the number of Shares underlying the PSUs that would be earned based on the level of achievement of the TSR as determined by the Committee and (ii) a fraction, the numerator of which is equal to the number of months the Participant was employed by the Company during the Performance Period (including any month during which the Participant remained employed by the Company for at least fifteen (15) days) and the denominator of which is equal to the total number of months in the Performance Period (the “Proration Fraction”), with the resulting number of vested Shares to be delivered on the Scheduled Settlement Date, provided that, prior to the delivery date, the Participant does not breach any of the restrictive covenants set forth herein and provided further that the balance of the PSUs shall be canceled without further action required by the Company or otherwise.

(c) Certain Terminations Following a Change in Control. If, during the Performance Period, a Participant experiences a Termination of Service (i) at any time following a Change in Control due to the Participant’s death, Disability or Retirement, or (ii) during the two (2)‑year period following a Change in Control due to a termination by the Company without Cause or a resignation by the Participant for Good Reason (as defined in Appendix B hereto), any Replacement Award (as defined in Section 7 below) granted in respect of the PSUs (for the avoidance of doubt, with the number of Shares subject to the PSUs to equal the number of Shares determined to be earned in accordance with Section 7(a) below) shall vest in full immediately upon the date of Termination of Service, and the Shares with respect thereto shall be delivered as soon as reasonably practicable (and in no event later than thirty (30) days) following the date of such Termination of Service, subject to any required delay under Section 12 below. Notwithstanding the foregoing, if (A) such Change in Control is not a Section 409A CIC or the Termination of Service due to Disability or Retirement occurs after the second anniversary of such Change in Control and (B) the Participant is (or during the Performance Period would be) Retirement eligible (without regard to any consent requirement) or the PSUs otherwise constitute nonqualified deferred compensation, subject to Section 409A of the Code the acceleration of which would result in tax penalties under Section 409A of the Code, such Shares shall be delivered as soon at the earliest practicable date permitted by Section 409A that does not result in the imposition of tax penalties (and in no event later than thirty (30) days following December 31, 2027).

5. Settlement of the Earned and Vested PSUs.

(a) General. As soon as reasonably practicable following the Committee’s determinations pursuant to Section 3(b) above (and in no event later than the first to occur of the date that is thirty (30) days following the date of such determination and March 15, 2028) (such settlement date, the “Scheduled Settlement Date”) or at the time specified in Section 4 and subject to Section 12 below, the earned portion of the PSUs shall be settled by the issuance of Shares. If a Replacement Award is provided in connection with a Change in Control and is not previously settled or forfeited as provided herein, the Replacement Award shall be settled as soon as practical (and in no event later than thirty (30) days) following December 31, 2027. For the avoidance of doubt, if a Replacement Award is not provided in connection with a Change in Control the earned PSUs (as determined in accordance with Section 7(a)) shall be settled as soon as practicable (and in no event later than ten (10) days) following the Change in Control; provided that, notwithstanding the foregoing, any Shares in respect of PSUs that constitute nonqualified deferred compensation subject to Section 409A shall be delivered at the earliest practicable date permitted by Section 409A that does not result in the imposition of tax penalties under Section 409A (taking into account the immediately following sentence and the payment timing rules of Section 4(d) that would apply to a Replacement Award). Nothing herein shall preclude the Company from settling the PSUs upon a Section 409A CIC, if they are not replaced by a Replacement Award, to the extent such settlement is effectuated in accordance with Treas. Regs. § 1.409A-3(j)(4)(ix)(B).

(b) Method of Delivery. In settlement of the vested PSUs, the Company shall deliver, or cause to be delivered to the Participant, Shares in the form of a certificate or proof of ownership in an aggregate amount equal to the number of Shares deliverable to the Participant in respect of the PSUs vesting on such date, unless the Company is using book-entry, in which case, the Company shall credit such Shares to the Participant’s account. In any case, such Shares shall not be subject to transfer restrictions and shall not bear any legend or electronic notation limiting transferability. Upon payment or crediting of such Shares, the vested PSUs shall be deemed fully settled and the Participant shall have no further rights in respect of such PSUs. No fractional Share shall be issued and any fractional vested PSU shall be rounded down to the nearest whole number, other than following a Change in Control, in which case the rules applicable to fractional Shares under the transaction agreement shall govern.

6. Rights as a Stockholder. Until the issuance of the Shares subject to the PSUs (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a holder of Common Stock shall exist with respect to the PSUs.

7. Change in Control.

(a) Determination of the Performance Goals. If a Change in Control occurs prior to the completion of the Performance Period, the Performance Goals shall be deemed achieved, as of immediately prior to the date of the Change in Control, at the greater of (i) target level and (ii) the level of achievement of the Performance Goals, as determined by the Committee prior to the Change in Control, based on performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the Performance Period), and from and after the date of the Change in Control, the number of Shares subject to the PSUs shall be fixed based on such determination.

(b) Vesting. If a Change in Control occurs prior to the completion of the Performance Period, the PSUs (if and to the extent not previously forfeited) that are earned at the level set forth in Section 7(a) above shall vest effective as of such Change in Control, except to the extent that another award meeting the requirements of Section 11(c) of the Incentive Plan (as determined by the Committee as of immediately prior to the Change in Control, in its sole discretion) is provided to the Participant to replace the earned PSUs (any award meeting the requirements of Section 11(c) of the Incentive Plan, a “Replacement Award”). From and after the Change in Control, any such Replacement Award shall vest solely based on the Participant’s service through December 31, 2027, subject to accelerated vesting on certain terminations of employment as set forth in Section 4 above. Notwithstanding the foregoing provisions of this Section 7(b), if the Participant has incurred a Termination of Service after attainment of age 55 with five years of credited employment with the Company, and does not otherwise qualify for Retirement prior to the Change in Control, the Proration Fraction shall apply to the PSUs that are determined to be earned under Section 7(a) above. If Replacement Awards are provided, from and after the Change in Control, references herein to the PSUs shall refer to the Replacement Awards, and references to the Company include any surviving successor entity following the Change in Control, in each case unless the context clearly indicates otherwise.

8. Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant or subject to any applicable tax for federal income tax purposes with respect to any PSUs, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The Participant may direct the Company to deduct any such taxes from any payment otherwise due to the Participant, including the delivery of Shares that gives rise to the withholding requirement. The Company’s obligation to deliver the Shares underlying the PSUs (or to make a book-entry or other electronic notation indicating ownership of the Shares) is subject to the condition precedent that the Participant either pay or provide for the amount of any such withholding.

9. No Right to Continued Employment; Effect on Benefit Plans. This Agreement shall not confer upon the Participant any right with respect to continuance of his or her employment or other relationship, nor shall it interfere in any way with the right of the Company, or any of its direct or indirect subsidiaries, to terminate his or her employment or other relationship, at any time. Income realized by the Participant pursuant to this Agreement shall not be included in the Participant’s earnings for the purpose of any benefit plan in which the Participant may be enrolled or for which the Participant may become eligible, unless otherwise specifically provided for in such plan.

10. Participant Representations. In connection with the grant of the PSUs, the Participant represents the following:

(a) The Participant has, if and to the extent deemed necessary or advisable in the judgment of the Participant, reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby.

(b) The Participant is relying solely on such advisors, if any, and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this Agreement and the transactions contemplated hereby.

(c) The Participant has received, read and understood this Agreement and the Incentive Plan and agrees to abide by and be bound by their respective terms and conditions.

11. Restrictive Covenants.

(a) Non-Competition. While employed by the Company and for a period of one (1) year after the Participant’s Termination of Service with the Company for any reason, the Participant shall not, directly or indirectly, serve as an owner, principal, partner, employee, consultant, officer, director or agent of an entity, including a sole proprietorship, that engages or is planning to engage in any business in which the Company is engaged in any market in which the Company is engaged at the time of the Participant’s Termination of Service, including, without limitation, the production and delivery of materials and products for the aerospace and defense, oil and gas/chemical and hydrocarbon processing industries, and electrical energy, medical, automotive, food equipment and appliance, and construction and mining markets (each such entity in such industry or market is referred to as a “Competing Business”). The Participant shall not be deemed to be in violation of this covenant solely by virtue of his or her ownership of not more than two percent (2%) of any company the stock of which is traded on a recognized securities exchange. References in this Section 11 to the “Company” shall include its Subsidiaries and Affiliates.

The Company intends to restrict your activities following your employment with the Company only to the extent that your affiliation with a Competing Business may be detrimental to the Company. To avoid unduly restricting your future employment, you should consult with the Company’s General Counsel (or officer of the Company fulfilling the same functions) if you intend to provide services to any potentially Competing Business during the one-year restricted period. The Company will consider the individual circumstances of such requests and will not unreasonably withhold consent.

(b) Non-Solicitation of Customers. While employed by the Company and for a period of one (1) year after the Participant’s Termination of Service with the Company for any reason, the Participant shall not, directly or indirectly, on behalf of a Competing Business solicit or attempt to divert the business or patronage of any business entity that has purchased materials or products from the Company within two (2) years prior to such

Termination of Service and shall not assist any person or business entity in planning or making such a solicitation.

(c) Non-Solicitation of Employees. While employed by the Company and for a period of one (1) year after the Participant’s Termination of Service with the Company for any reason, the Participant shall not, directly or indirectly, solicit or assist another person or entity to solicit any person who consults with the Company or is employed by the Company to cease consulting with the Company or to leave the employ of the Company or to accept a consulting or other business relationship or employment with another person or entity, whether or not a Competing Business.

(d) Non-Disparagement. The Participant shall not disparage the Company or its business, agents, servants, employees, officers or directors.

(e) Confidentiality. The Participant shall not disclose, divulge or use any non‑public information of the Company, including, but not limited to, manufacturing processes, customer lists, marketing plans or procedure proprietary information and trade secrets.

(f) Notice of Rights under Applicable Law. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair the Participant’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit the Participant’s right to receive an award for information provided to any government authority under such law or regulation. The Company hereby informs the Participant that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(g) Consideration and Remedies. The Participant recognizes and acknowledges that the opportunity to earn compensation or receive Shares under this Agreement is adequate consideration for the covenants set forth in this Section 11. The Participant further acknowledges that the Company has no adequate remedy at law should the Participant violate or threaten to or attempt to violate any one or more of the covenants in this Section 11, and the Participant agrees that the Company is entitled to an injunction or other equitable relief restraining the Participant from violating or threatening to or attempting to violate any one or more of the covenants set forth in this Section 11 and, prior to a Change in Control, any PSUs that have not yet vested or Shares that have not yet been delivered to the Participant shall be forfeited as a result of any such action.

12. Section 409A. This Agreement and the PSUs granted hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom, and, with respect to PSUs that are subject to Section 409A of the Code, the Incentive Plan and this Agreement shall be interpreted and administered in all respects in accordance with Section 409A of the Code (including with respect to the application of any defined terms, such as Change in Control, to PSUs that constitute nonqualified deferred compensation, which defined terms shall be interpreted to have the meaning required by Section 409A of the Code to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code). Each payment (including the delivery of Shares) under the PSUs that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Termination of Service), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable by reason of the Participant’s Separation from Service during the six (6)-month period immediately following such Separation from Service shall instead be paid or provided on the earlier to occur of (i) the first business day following the date that is six (6) months following the Participant’s Separation from Service and (ii) the date of the Participant’s death.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed and construed in accordance with the domestic laws of the State of Delaware without regard to such State’s principles of conflicts of laws.

(b) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Neither this Agreement, nor any rights hereunder, shall be assignable or otherwise subject to hypothecation without the consent of all parties hereto.

(c) Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Agreement, including, without limitation, the terms of any employment or change of control agreement to which the Participant is a party, except with respect to the definitions of “Cause” and “Disability” as may be set forth in any such Individual Agreement that becomes applicable on a Change in Control, which definitions shall apply to the PSUs from and after such Change in Control. This Agreement may not be amended or modified without the written consent of the Company and the Participant.

(d) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which, when so executed and delivered, shall be taken to be an original and all of which together shall constitute one document.

(e) Compliance with Corporate Policies. No delivery of Shares shall be made under this Agreement or in respect of the PSUs, unless the Participant has fully complied with all policies of the Company, applicable to employees, including, but not limited to, the Company’s Corporate Guidelines for Business Conduct and Ethics.

14. Clawback. The Participant acknowledges and agrees that PSUs granted hereunder and the Shares received in respect thereof shall be subject to the clawback provisions set forth in Section 15(j) of the Incentive Plan, the terms of any clawback policy that the Company may adopt and that is applicable to the Participant, as it may be amended from time to time, and any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and the Participant shall pay any Forfeiture Amount required by Section 15(j) of the Incentive Plan, or any other amount as required by the terms of any such policy or applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATI Inc.

By:
Name: Tina K. Busch
Title: Senior Vice President,
Chief Human Resources Officer

Appendix A
TSR Peer Group and Methodology

Peer Group

Carpenter Technology Corporation
Commercial Metals Company
Crane Company
Donaldson Company, Inc.
Dover Corporation
Hexcel Corporation
Howmet Aerospace Inc.
ITT Inc.
Materion Corporation
Moog, Inc.
Regal Rexnord Corporation
Spirit AeroSystems Holdings, Inc.
The Timken Company
Valmont Industries, Inc.
Woodward, Inc.

Calculation Methodology

Total Shareholder Return is calculated based on the Fair Market Value of a share of Common Stock as of the end of each individual independent Measurement Period and the end of the Performance Period, plus dividends paid as if they had been reinvested on each ex-dividend date during each Measurement Period and the Performance Period, as applicable, divided by the Fair Market Value of a share of Common Stock at the beginning of the Performance Period. For purposes of determining the Company’s Total Shareholder Return:

•“Fair Market Value” means, as of any given date, the closing price of the Common Stock on the New York Stock Exchange (the “NYSE”) or, if the Common Stock is not then traded on the NYSE, on such other national securities exchange on which the Common Stock is admitted to trade, or, if none, on the National Association of Securities Dealers Automated Quotation System if the Common Stock is admitted for quotation thereon; provided, however, that if there were no sales reported as of such date, Fair Market Value shall be computed as of the last date preceding such date on which a sale was reported, provided, further, that if any such exchange or quotation system is closed on any day on which Fair Market Value is to be determined, Fair Market Value shall be determined as of the first date immediately preceding such date on which such exchange or quotation system was open for trading.

•For purposes of determining the Fair Market Value of a share of Common Stock at the beginning and end of each Measurement Period and the Performance Period, the value shall be determined as the average Fair Market Value for the calendar quarter immediately preceding, respectively, the first day of the Performance Period, and last day of each Measurement Period and the Performance Period.

Calculation of Relative Total Shareholder Return: The extent to which the number of PSUs which become vested under this Agreement shall be determined by measuring the Company’s Total Shareholder Return as a percentage ranking in comparison with the Peer Group Total Shareholder Return, as calculated using the above-stated principles, with the Company included in the group. The determination of whether the Company’s Total Shareholder Return is negative for the three-year Performance Period ending December 31, 2027 shall be determined using the above-stated principles. Adjustments and actions with respect to the Company and any peer group company shall be in accord with the provisions of Appendix C.

Appendix B

“Disability” shall mean (a) prior to a Change in Control, any condition as a result of which the Participant has been determined eligible to receive long-term disability benefits under the Company’s long term disability plan and (b) following a Change in Control, as defined in any change in control, salary continuation or similar agreement between the Participant and the Company or any of its Subsidiaries or Affiliates.

“Good Reason” means, without the Participant’s express written consent, the occurrence of any one or more of the following:

(1) (i) a material diminution of the Participant’s position, authorities, duties, responsibilities or status (including offices, titles, or reporting relationships) as an employee of the Company (or those of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or other employee rather than directly to the Board), in each case, from those in effect as of immediately prior to the Change in Control, or (ii) the assignment to the Participant of duties or responsibilities inconsistent with his or her position as of immediately prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Participant;
(2) the Company’s requiring the Participant to be based at a location in excess of thirty-five (35) miles from the location of the Participant’s principal job location or office immediately prior to the Change in Control, except for required travel on the Company’s business to an extent consistent in all material respects with the Participant’s business travel obligations as of immediately prior to the Change in Control;

(3) (i) a reduction in the Participant’s annual base salary, (ii) a material reduction in the Participant’s target annual incentive opportunity or (iii) a material reduction in the other compensation and benefits provided or made available to the Participant from the Company, in each case, from those in effect immediately prior to the Change in Control or, if greater, following the Change in Control;

(4) a material breach of any Change in Control severance or similar agreement in place between the Company and the Participant, including the failure of the Company to obtain an unqualified agreement from any successor to the Company to assume and agree to perform the Company’s obligations under any such agreement;

(5) a material diminution in the budget over which the Participant retains authority relative to such budget immediately prior to the Change in Control; or

(6) any purported attempt by the Company to terminate the Participant’s employment other than for Cause or by reason of Disability occurring after an event constituting Good Reason.

The Participant’s mental or physical incapacity following the occurrence of an event described above shall not affect his or her ability to terminate employment for Good Reason, and the Participant’s death following delivery of a notice of termination for Good Reason shall not affect the Participant’s estate’s entitlement to benefits provided upon a termination of employment for Good Reason.

To invoke a termination for Good Reason, the Participant must provide written notice to the Company of the existence of one or more of the conditions described above within ninety (90) days following the Participant’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company or its affiliate will have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. If the Company or the affiliate fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s Termination of Service must occur, if at all, within thirty (30) days following such Cure Period.

“Retirement” shall mean, (a) prior to a Change in Control, a termination of employment with the Company and each Subsidiary of the Company, with the consent of the Company after providing no less than six months advance written notice to the Company (unless and to the extent such notice is waived by the Company) (i) at or after attainment of age 60 but prior to age 65 with ten years of credited employment with the Company, or (ii) at or after attainment of age 65, in each case upon no less than six months advance written notice by the Participant to the Company, unless and to the extent otherwise waived by the Company, and (b) following a Change in Control, at or after (i) attaining age 55 and (ii) completing five (5) years of employment with the Company or any Subsidiary of the Company.

Appendix C

Plan Mechanics: Special Treatment

The table below provides actions or adjustments for various events that might impact either the Company or any of the TSR peer companies.

	Situation	Plan Treatment
Adjustments	Stock splits and recapitalizations	Opening share price adjusted for recapitalizations
	Peer Company- Bankruptcy/delisting/liquidation	Company not removed from peer group; company considered to be at bottom of the peer group (e.g. -100%)
	Peer Company- Acquired or taken private	Upon closing of the acquisition, Company removed from the peer group from the beginning of the performance period
No Adjustments	Stock buybacks or issuance	No special adjustments made
	Significant acquisition or divestiture	No adjustment except as determined by the Committee in its discretion
	Peer Company- Financial restatements occur after performance period ends	No adjustments made; captured in the next grant cycle